Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass—(BUSINESS WIRE)—April 21, 2009—Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC)

On April 21, 2009, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.095 per share to be paid on June 1, 2009 to shareholders of record as of May 11, 2009. The quarterly dividend represents a 5.6% increase over the 2008 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has sixteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and Salem, New Hampshire.   The Company also has a loan production office in Derry, NH. The Company has obtained regulatory approvals to establish a new branch in Derry, New Hampshire, and expects that this office will be open for business in 2009.